Exhibit 10.1

FutureTech II Partners, LLC

128 Gail Drive

New Rochelle, NY 10805

August 12, 2025

Via Email

Longevity Biomedical, Inc.

12100 NE 195th Street, Suite 150

Bothell, WA 98011

Attn: Andrew Leo

E-mail: aleo@longevitybiomedical.com

Re: Approval of No Solicitation Waiver

Ladies and Gentlemen:

Reference is hereby made to that certain Amended and Restated Agreement and Plan of Merger (the “Agreement”), dated August 6, 2025, by and among FutureTech II Acquisition Corp., a Delaware corporation (the “Parent”), Longevity Biomedical, Inc. (the “Company”), a Delaware corporation, and certain other parties thereto. Capitalized terms used and not otherwise defined in this letter shall have the respective meanings ascribed to such terms in the Agreement.

In furtherance of the parties’ desire to consummate the Closing, and in accordance with Section 7.20 of the Agreement, FutureTech II Partners, LLC, the sponsor of the Parent (the “Sponsor”), hereby consents to the waiver by the Company of certain prohibitions and restrictions placed on Aegeria Soft Tissue, LLC (“Aegeria”), by Section 6.5 of that certain Contribution and Exchange Agreement, dated August 7, 2022, by and among the Company, Aegeria, and certain other parties thereto (the “C&E Agreement”) regarding the ability of Aegeria to solicit, negotiate, enter into, or otherwise facilitate an Acquisition Proposal or Alternative Transaction (each as defined in the C&E Agreement).

This letter shall not constitute a waiver, amendment, or modification of any provision of the Agreement nor shall it constitute approval of any other action by the Company not expressly referred to herein. The provisions set forth in Sections 12.1 through 12.14 of the Agreement shall apply to this letter mutatis mutandis.

Very truly yours,

FutureTech II Partners, LLC

By:	/s/ Ray Chen
Name:	Ray Chen
Title:	Chief Executive Officer

Acknowledged and Agreed:

Longevity Biomedical, Inc.

By:	/s/ Andrew Leo
Name:	Andrew Leo
Title:	Chief Executive Officer